Exhibit 10.12

Wind Park Project Land Use Rights Agreement

This Wind Park Project Land Use Rights Agreement (“Agreement”) is entered into by and between the following parties on 23 February 2005 in Kangbao County, Hebei Province:

Party A:	Kangbao County Government of Hebei Province Chuzhangdi Town Government

Party B:	Cathay Merchant Group (Shanghai) Wind Energy Co., Ltd.

Party A and Party B are hereinafter collectively referred to as the “Parties” or individually as a “Party”.

Preamble

Whereas, Party B plans to construct a wind power project (“Project”) within the territory of Party A. The first phase of the Project will be around 50MW and Party B may plan second and further phases of the Project.

Whereas, Party B intends to obtain the land use rights for the construction and operation of the Project through granting or lease.

Whereas, according to the supporting document about land ownership (Annex 1) provided by Party A, the villages under Chuzhangdi Town are shown as the title holders of the collectively owned Land Plot (defined hereunder);

Whereas, Party A agrees to reserve the project land for Party B and agrees to be responsible for the land appropriation and relevant approval procedures, in order to ensure that Party B will obtain the granted land use rights of the Land Plot;

Therefore, after friendly negotiation, the Parties agree as follows:

Article 1 Scope of Land Plot and Reservation

1.1
Provided that the result of the feasibility study of the Project is satisfactory to Party B and the Project has obtained the approval from the relevant Chinese authorities, Party B plans to construct and operate the Project in the following land scope within the territory of Party A: land plot of about east longitude 114º22'30"— 114º27'14", north latitude 41º45' — 41º50' (“Land Plot”), excluding the village, river, and woods. The total area of the Land Plot is approximately 50 square kilometers.

1.2

Party A agrees that within 3.5 years after signing of this Agreement (“Reservation Period”), it shall reserve the Land Plot for Party B. Party B shall pay RMB 80,000 per year as reservation fee since one and half years after it completes the wind measurement . If Party B fails to construct the wind park within the above Land Plot due to its own reason, the reservation fee already paid shall not be returned. If Party B constructs the wind park within the Land Plot in the future, the reservation fee shall be reduced from the land granting fee or the rent payable by Party B. Party A warrants that within the Reservation Period, it shall not reserve, lease or transfer the Land Plot to any other person, company or entity, nor shall it permit any third party in whatsoever manner to develop, possess or use the Land Plot. If upon the expiration of the Reservation Period Party B’s Project has not been approved by the relevant Chinese authorities or the Parties have not entered into any land lease or land use rights granting agreement according to Article 3, Party A is entitled to transfer the Land Plot to a third party. However under such situation, Party B is not obliged to pay any costs, remedies or damages.

1.3

During the Reservation Period, Party B or its authorized person shall be entitled to carry out preparation works of the Project on the Land Plot, including the rights to access the Land Plot, install wind measurement equipment and other necessary equipment on the Land Plot, collect data, measure landform, and plan the wind park.

Article 2 Land Appropriation Procedure

2.1

Party A confirms that the Land Plot is currently collectively owned and the land nature is agricultural land. The Parties agree that in order to ensure Party B shall legally obtain the land use rights for the construction and operation of the Project, Party A shall be responsible to convert the Actual Land (defined in Article 3.1) of the Land Plot from collectively owned to state owned land use rights by carrying out land appropriation procedures and conversion of the usage rights of the Actual Land from agricultural to construction purpose.

2.2	Party A shall be responsible for the procedures of the appropriation of the Actual Land and the conversion from agriculture land to construction land, including but not limited to:

(a)

Party A shall be responsible for preparing the land appropriation plan, the agricultural land to construction land conversion plan, and other necessary documents or materials, and submit such materials to the competent superior land administration authorities with jurisdiction for approval.

(b)

Party A shall be responsible for the negotiation with the relevant peasants, village or other entities related to the Actual Land and shall enter into initial agreements on such matters as land appropriation.

(c)

After approval of the land appropriation and the conversion from agricultural to construction land by the superior land administration authorities, Party A shall be responsible for the implementation of the land appropriation plan.

	(d)	Party A shall be responsible for all costs and expenditures related with the land appropriation, including but not limited to land compensation, settlement fee, compensation, etc.

(e)

After the land appropriation is completed, according to Article 3, the relevant land administration authority shall sign the State-owned Land Use Rights Granting Contract with Party B for the Actual Land and issue Party B the Land Use Rights Certificate.

2.3

Party A hereby further undertakes that it shall be responsible for the negotiation with the relevant peasant, village and related entities, and shall complete the land appropriation within six months after Party B provides all relevant documents. In case any third party claim, demand or any legal proceedings arises out of the land appropriation, Party A shall be responsible for the defense and shall indemnify Party B from any third party claim or other liabilities out of the land appropriation. If Party B incurs any losses due to the land appropriation, Party A shall compensate Part B for such losses.

Article 3 Granting of Land Use Rights

3.1

Party B will select and determine the actual location, coordinates, and area of the land of the first phase of the Project (“Actual Land”) after the completion of the commercial and technical feasibility study of the Project and shall inform Party A in written form.

3.2

Party A shall ensure that the relevant land administration authority enter into a State-owned Land Use Rights Granting Contract with Party B within 60 days after the delivery of the written notice by Party B based on the following terms and conditions:

(a)

The land granting fee of the Actual Land shall be calculated based on RMB 100,000 per turbine. The land granting fee shall include all costs and fees for the use of land necessary for the Project, including the land occupied by the turbine, the poles, the foundation, erection equipment, up ground and underground cable, road, and the office/living facilities, etc. The land granting fee does not include the transformer sub-station. The land granting fee shall be paid after completion of all procedures for the first phase of Project i.e. 50MW wind park are completed, including without limitation to the approval on project application report, land appropriation, grid connection, power purchase agreement, approval on on-grid power price.

(b)	The term of the land use rights granted to Party B shall be 50 years.

(c)	The usage of the land use rights shall be industrial purpose and can be used for the development, construction and operation of wind power project.

(d)	Part B shall obtain the State-owned Land Use Rights Certificate within 30 days after the full payment of the land granting fees.

3.3

Party B will need further land in the Land Plot for the development of second and further phases of the Project. Party A will provide to Party B such required land the area and location of which is subject to further discussion and agreement. The terms and conditions set forth in this Agreement shall also apply to the second and future phases of the Project. However, if the national land policy changes in the future, the land granting fees will be negotiated and decided based on the changed policy.

Article 4 Party A’s Obligations

In addition to any other obligations set forth hereof, Party A shall also undertake the following obligations and responsibilities:

4.1

Party A shall assist Party B for all the approval procedures related with the Project, including but not limited to the construction land planning and construction permit, road construction, grid connection and power purchase agreement etc.

4.2

In addition to the land use rights of the Actual Land, Party B shall have the right to enter the Actual Land, to construct power transmission cable and equipment on the Land Plot. The land granting fee paid by Party B shall include all land use fees necessary for the Project, including the land consumed directly by the turbine, the poles, the foundation, erection equipment, up ground and underground cable, transportation, etc. Except for the land granting fee, Party B shall have no obligation to pay any other fees or taxes under whatever name or nature in relation to the land.

4.3

During the land granting terms, if Party A intends to develop or construct the Land Plot in any manner, Party A shall obtain Party B’s approval in advance. Party A must guarantee that such development or construction will not affect the construction and operation of the Project.

Article 5 Party B’s Obligations

5.1	Party B shall finish the wind measurement according to the MOU and shall determine the commercial and technical feasibility of the Project as soon as practical.

5.2

If Party B after the wind measurement believes the Project is commercial and technically feasible, it shall complete the Project Application immediately and shall make its best effort to obtain the approval of the Project from the relevant Chinese authorities with the assistance of Party A.

5.3

If the Project is approved by the relevant Chinese Authorities and Party A has completed the land appropriation procedures as set forth in Article 2, Party B shall promptly sign the State-owned Land Use Rights Granting Contract. Party B shall pay the land granting fees in accordance with the relevant contracts.

5.4

Party B’s construction and operation of the Project on the Land Plot shall comply with all the applicable state and local laws and regulations and shall pay all applicable taxes and public utility fees at the place of the Project according to the law.

Article 6 Representations and Warranties

Both Party A and Party B represent and warrant respectively that:

6.1	It has all requisite power, authority and approval required to enter into this Agreement and perform fully its obligations hereunder;

6.2

It has taken all action necessary to authorize it to enter into this Agreement and such Party's representative whose signature is affixed hereto is fully authorized to sign this Agreement and to bind such Party thereby;

6.3	Upon the effectiveness of this Agreement, this Agreement shall constitute a legal, valid and binding obligation;

6.4

Neither the execution of this Agreement, nor the performance of Party A's obligations hereunder, will conflict with, or result in a breach of, or constitute a default under any law, rule, regulation, authorization or approval of any government agency or body under its jurisdiction, or of any contract or agreement to which it is a party or is subject;

6.5

The Land Plot provided by Party A (i) has no environmental contamination that will interfere with the conduct of the Project or interfere with or prevent the Project’s compliance with any environmental laws or regulations; and (ii) has no environmental contamination on or arising from the Land Plot by failure of Party A to have contained substances harmful to the environment.

Article 7 Effectiveness

7.1	This Agreement shall be effective after execution by the authorized representatives of all Parties and shall be binding to all Parties.

7.2	This Agreement shall be terminated upon the occurrence of the following matters:

(a)	The State-owned Land Use Rights Granting Contract has been entered into according to Article 3;

(b)	The Project is not approved by the Chinese government upon the expiration of the Reservation Period set forth in Article 1.2.

7.3	The Parties may negotiate to extend this Agreement if the Agreement is terminated according to Article 7.2(b) above.

Article 8 Duties in Breach

If due to the reason of Party A, including but not limited to Party A’s failure to perform total or part of its obligations under Article 2 that Party B does not obtain the land use rights of the Actual Land, Party A shall pay Party B liquidated damages amounting to RMB 500,000. The Parties acknowledge that such liquidated damages shall reflect the direct losses caused to Party B by Party A’s failure to comply with this Agreement.

Article 9 Applicable Law and Dispute Resolution

9.1	This Agreement is construed and shall be interpreted and performed in accordance with the laws of the People’s Republic of China.

9.2

Any disputes in relation to this Agreement shall be settled by the Parties through friendly negotiation. If in case the dispute cannot be resolved by the Parties through negotiation, then any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to its then valid arbitration rules. The place of arbitration shall be in Beijing. The arbitration award shall be final and binding to all Parties.

Article 10 Miscellaneous

10.1	All entities constituting Party A shall be jointly and severally liable for all the obligations of Party A hereunder.

10.2	Any amendment to this Agreement shall be agreed by all Parties and shall be made in writing.

10.3

Any notice or written communication provided for in this Contract by any Party to any other Party shall be sent by facsimile or by courier service. The date of receipt of a notice or communication hereunder shall be deemed to be fourteen (14) days after the letter is given to the courier service and the second day after dispatch of a facsimile if evidenced by a transmission report. All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Parties.

If to Party A:
Contact Person: Wang Xiuzhong
Address: Xijing Rd, County Government Building, Development and Plan
Bureau, Kangbao County, Hebei Province
Fax Number: 0313-5514001

If to Party B:
Contact Person: Wang Longmei
Address: 36F Tower 1, Kerry Everbright City, 218 Tianmu Rd West, Shanghai
Fax Number: 021-63545909

10.4	This Agreement shall be made in both Chinese and English for 3 originals with each Party holds one original copy.

In witness hereof, the Parties have made their authorized representatives to execute this Agreement on the date as set out in the first page:

Kangbao County Government of Hebei Province
/s/ Wu Zhangqiang

Chuzhangdi Town Government
/s/ Ma Zhansen

Cathay Merchant Group (Shanghai) Wind Energy Co., Ltd.
/s/ George Ho